EXHIBIT 1.1

Execution Version

3M COMPANY
1.375% Notes Due 2016

TERMS AGREEMENT

September 26, 2011

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Morgan Stanley & Co. LLC

1585 Broadway, 4th Floor

New York, New York 10036

J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor

New  York, New York 10179

UBS Securities LLC

677 Washington Boulevard
Stamford, Connecticut 06901

Dear Sirs:

3M Company (the “Company”) proposes, subject to the terms and conditions stated herein and in the Distribution Agreement, dated September 2, 2011 (the “Distribution Agreement”), between the Company on the one hand and Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC (the “Agents”) on the other, to issue and sell to Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and UBS Securities LLC, the securities specified in Schedule I hereto (the “Purchased Securities”).  Each of the provisions of the Distribution Agreement not specifically related to the solicitation by the Agents, as agents of the Company, of offers to purchase Securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Nothing contained herein or in the Distribution Agreement shall make any party hereto an agent of the Company or make such party subject to the provisions therein relating to the solicitation of offers to purchase Securities from the Company, solely by virtue of its execution of this Terms Agreement.  Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 1 of the Distribution Agreement which makes reference to the Prospectus shall be deemed to be a representation and warranty as of the date of the Distribution Agreement in relation to the Prospectus (as therein defined), and also a representation and a warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities.

A supplement to the Prospectus relating to the Purchased Securities, in a form satisfactory to you will be filed with the Commission within the time period specified in Rule 424(b) of the Securities Act of 1933.

Subject to the terms and conditions set forth herein and in the Distribution Agreement incorporated herein by reference, the Company agrees to issue and sell to Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, and such Agents agree to purchase from the Company the Purchased Securities, at the time and place, in the principal amount and at the purchase price set forth in Schedule I hereto.

If one or more of the Agents shall fail at the Time of Delivery to purchase the Purchased Securities (the “Defaulted Securities”), then the nondefaulting Agents shall have the right, within 24 hours thereafter, to make arrangements for one of them or one or more other Agents to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; provided however, that if such arrangements shall not have been completed within such 24-hour period, then:

(a)           if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Purchased Securities, the nondefaulting Agents shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective initial obligations under this Terms Agreement bear to the obligations of all nondefaulting Agents under this Terms Agreement; or

(b)           if the aggregate principal amount of Defaulted Securities exceed 10% of the aggregate principal amount of Purchased Securities, this Terms Agreement shall terminate without liability on the part of any nondefaulting Agent.

No action taken pursuant to this paragraph above shall relieve any defaulting Agent from liability in respect of its default.  In the event of any such default which does not result in a termination of this Terms Agreement, either the nondefaulting Agents or the Company shall have the right to postpone the Time of Delivery for a period not exceeding seven days in order to effect any required changes in the Registration Statement or the Prospectus or in any other documents or arrangements.

If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you this letter and such acceptance hereof, including those provisions of the Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.

3M Company

By:	/s/ David W. Meline
Name: David W. Meline
Title: Senior Vice President & Chief
Financial Officer

By:	/s/ Janet L. Yeomans
Name: Janet L. Yeomans
Title: Vice President & Treasurer

Accepted as of the date hereof:

Citigroup Global Markets Inc.

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

Deutsche Bank Securities Inc.

By:	/s/ Zachary Perry
Name: Zachary Perry
Title: Director

By:	/s/ Peter Klosowicz
Name: Peter Klosowicz
Title: Director

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Morgan Stanley & Co. LLC

By:	/s/Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

UBS Securities LLC

By:	/s/ John Doherty
Name: John Doherty
Title: Managing Director

By:	/s/ Matthew Morici
Name: Matthew Morici
Title: Associate Director

Schedule I

TITLE OF PURCHASED SECURITIES:

Medium-Term Notes, Series F, 1.375% due 2016

AGGREGATE PRINCIPAL AMOUNT:

$1,000,000,000

Price to Public: 99.156%

PURCHASE PRICE to be paid by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and UBS Securities LLC:

98.906% of the principal amount of the Purchased Securities, plus accrued interest, if any, from September 29, 2011.

METHOD OF AND SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

By wire transfer to a bank account specified by the Company in immediately available funds.

INDENTURE:

Indenture, dated as of November 17, 2000, as supplemented by a First Supplemental Indenture dated as of July 29, 2011 and as it may be further supplemented from time to time, between the Company and The Bank of New York Mellon Trust Company, N.A., Trustee

APPLICABLE TIME: 4:00 p.m. September 26, 2011 Eastern Time

TIME OF DELIVERY: September 29, 2011

CLOSING LOCATION: Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019

MATURITY: September 29, 2016

INTEREST RATE:

1.375% per annum

INTEREST PAYMENT DATES:

March 29 and September 29 of each year, commencing March 29, 2012

DOCUMENTS TO BE DELIVERED:

The following documents referred to in the Distribution Agreement shall be delivered as a condition to the Closing:

(l)                                     The opinion or opinions of counsel to the Agents referred to in Section 4(h).

(2)                                 The opinion of counsel to the Company referred to in Section 4(i).

(3)                                 The accountants’ letters referred to in Section 4(j), which shall be delivered on the date hereof with a bring-down comfort letter in form and substance satisfactory to the Agents to be delivered on the date of Closing.

(4)                                 The officers’ certificate referred to in Section 4(k).

OTHER PROVISIONS (INCLUDING SYNDICATE PROVISIONS, IF APPLICABLE):

Schedule of Agents:

Agents	Principal Amount of Purchased Securities
Citigroup Global Markets Inc.	$300,000,000
Deutsche Bank Securities Inc.	270,000,000
Goldman, Sachs & Co.	200,000,000
Morgan Stanley & Co. LLC	150,000,000
J.P. Morgan Securities LLC	40,000,000
UBS Securities LLC	40,000,000
Total	$1,000,000,000

Schedule II

Materials Other than the Pricing Prospectus and Final Term Sheet Included in the

Disclosure Package

None

Schedule III

Issuer Free Writing Prospectuses Not Included in the

Disclosure Package

Road Show: None

Exhibit A

Final Term Sheet

A-1